April 16, 2010

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
Mail Stop 11-3
100 F Street, NW
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K of SinoCoking Coal and Coke Chemical Industries, Inc. to be dated April 16, 2010 and have the following comments:

We have no basis on which to agree or disagree with the statements made in the first, second, fourth, and eighth paragraphs.

We agree with the statements made in paragraphs three, five, six, and seven.

Yours truly,

MEYERS NORRIS PENNY LLP